UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 6, 2013

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

7999 Gateway Blvd, Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 6, 2013, the Board of Directors of Depomed, Inc. (the “Company”) appointed Louis J. Lavigne, Jr. as a director of the Company, setting the number of directors that comprises the Board of Directors of the Company (the “Board”) at eight.  The Board appointed Mr. Lavigne to serve on the Audit Committee of the Board, which is now comprised of G. Steven Burrill, Mr. Lavigne and Vicente Anido, Jr., Ph.D. Mr. Burrill will continue to serve as the chair of the Audit Committee and as the Audit Committee’s financial expert as required by the applicable rules of the Securities and Exchange Commission (“SEC”). The Company believes that the composition of the reconstituted Audit Committee will continue to meet the requirements for independence under the applicable requirements of the Nasdaq Global Market and SEC rules and regulations.

Mr. Lavigne, 65, currently serves as Managing Director of Lavrite, LLC a management consulting firm specializing in the areas of corporate finance, accounting, growth strategy and management.  Mr. Lavigne served as Executive Vice President and Chief Financial Officer of Genentech, Inc. from 1997 through his retirement in 2005.  Mr. Lavigne joined Genentech in 1982 and assumed the position of Chief Financial Officer in 1988.  Mr. Lavigne currently serves on the boards of directors of Allergan, Inc., BMC Software, Inc., Accurary Incorporated, Novocure Limited and SafeNet Inc.  Mr. Lavigne is a member of Deloitte’s Life Sciences Advisory Board.

In connection with his appointment to the Board, Mr. Lavigne received an automatic grant of an option to purchase 40,000 shares of the Company’s common stock under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”).  The exercise price of the option is $5.79 per share, and the option vests and becomes exercisable in 48 equal monthly installments.  Mr. Lavigne will also receive the cash compensation payable to non-employee directors pursuant to the Company’s non-employee director compensation policy, and annual option grants to purchase 20,000 shares of common stock pursuant to the automatic option grant provisions of the 2004 Plan.  The Company has entered into its standard form of indemnification agreement with Mr. Lavigne.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: July 10, 2013	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel